Exhibit 8.1

Amryt Pharma Holdings Limited	England and Wales
Amryt Pharmaceuticals DAC	Ireland
SomPharmaceuticals GmbH	Switzerland
Amryt Endocrinology Limited	Ireland
Amryt GmbH	Germany
Amryt Research Limited	Ireland
Amryt Lipidology Limited	Ireland
Amryt Distribution Limited	Ireland
Cala Medical Limited	Ireland
Amryt Pharma Italy SRL	Italy
Amryt Pharma (UK) Ltd.	England and Wales
Amryt Pharma Spain	Spain
Amryt Genetics Limited	Ireland
Amryt Pharmaceuticals Inc.	Delaware
Aegerion International Ltd.	Bermuda
Aegerion Brasil Comercio E Importacao De Medicamentos LTDA	Brazil
Aegerion Pharmaceuticals Holdings, Inc.	Delaware
Aegerion Argentina S.R.L.	Argentina
Aegerion Pharmaceuticals (Canada) Ltd.	British Columbia
Amryt Colombia S.A.S	Colombia
Aegerion Pharmaceuticals Ltd.	Bermuda
Aegerion Pharmaceuticals Limited	England and Wales
Aegerion Pharmaceuticals SAS	France
Aegerion Pharmaceuticals Srl	Italy
Amryt Pharma GmbH	Germany
Aegerion İlaç Ticaret Limited Şirketi	Turkey
Aegerion Pharmaceuticals SARL	Switzerland
Aegerion Pharmaceuticals B.V.	The Netherlands
Aegerion Pharmaceuticals Spain, S.L.	Spain